UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 24, 2022

FLEXSTEEL INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Minnesota (State or other jurisdiction of incorporation)	0-5151 (Commission File Number)	42-0442319 (IRS Employer Identification No.)

385 Bell Street, Dubuque, Iowa 52001-0877

(Address of principal executive offices, including zip code)

563-556-7730

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

(17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

(17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ⃞

If an emerging growth company, indicate by a check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ⃞

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $1.00 Par Value	FLXS	The NASDAQ Stock Market LLC

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) Officer Appointment

The appointment of Gilbert “Alejandro” Huerta to Chief Financial Officer and Principal Financial and Accounting Officer

On May 24, 2022, Flexsteel Industries, Inc. (the “Company”) announced that Alejandro Huerta will join the Company and assume the role of Chief Financial Officer, Treasurer & Secretary on June 1, 2022. Mr. Huerta will serve as the Company’s Principal Financial and Accounting Officer.

In connection with Mr. Huerta’s appointment to the position of Chief Financial Officer, Treasurer & Secretary, the Company entered into a letter of agreement with Mr. Huerta, dated May 6, 2022, to become effective June 1, 2022 (the “Letter Agreement”). Pursuant to the Letter of Agreement, Mr. Huerta will serve as the Company’s Chief Financial Officer and will receive an annual base salary of $290,000.  In addition to his base compensation, Mr. Huerta will be entitled to additional compensation as described below.

1. Mr. Huerta will be eligible to participate in the Company’s Cash Incentive Plan with his initial participation set at 50% of his base salary at target performance with maximum funding of 200% of target performance. Mr. Huerta’s participation will be effective July 1, 2022, and will be guaranteed at the target for the fiscal year 2023 (July 1, 2022 – June 30, 2023).

2.       Mr. Huerta will be eligible to participate in the Company’s Long-Term Incentive Plan beginning July 1, 2022, with his participation set at 50% of his base salary and paid in shares.

3. Mr. Huerta will be entitled to participate in such life insurance, disability, medical, dental, retirement plans, paid time off benefits, and other employee benefits and policies made available by the Company to its officers and/or executive employees generally, as they may change from time to time.

4. Mr. Huerta will be reimbursed, or the Company will pay, for certain relocation expenses, Mr. Huerta incurs in moving to Dubuque, Iowa. If Mr. Huerta terminates his employment prior to June 1, 2024, all relocation expenses (prorated for the length of service within the 2 years) will be immediately reimbursed to the Company.

5.Under the Company’s Severance Plan for Management Employees, if the Company terminates Mr. Huerta for other than cause, death, or disability, the Company will pay Mr. Huerta an amount equivalent to twelve (12) month’s base salary plus an amount equal to the value of the cash incentive plan payment at target performance in the year of termination. The Company will also pay Mr. Huerta a lump sum equal to twelve (12) months of COBRA premiums.

The Letter Agreement is attached hereto as Exhibit 10.1 and incorporated by reference in response to this Item 5.02.  The foregoing description of such agreement is qualified in its entirety by reference to the full text of such agreement.

On June 1, 2022, in connection with the hiring of Mr. Huerta, Derek P. Schmidt is relinquishing his positions as Chief Financial Officer and Principal Financial and Accounting Officer and expanding his responsibilities as Chief Operating Officer.

Item 7.01 Regulation FD Disclosure

A copy of the press release dated May 24, 2022, announcing the naming of Mr. Huerta to the Chief Financial Officer position, is attached hereto as Exhibit 99.1.

The information in this Item 7.01, including Exhibit 99.1 attached hereto, is intended to be furnished and shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that section, nor shall it be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.

Exhibit 10.1	Letter Agreement dated May 6, 2022, by and between the Company and Alejandro Huerta.
Exhibit 99.1	Press Release by Flexsteel Industries, Inc. dated May 24, 2022.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FLEXSTEEL INDUSTRIES, INC.

(Registrant)

Date: May 24, 2022	By:	/s/ Jerald K. Dittmer
Jerald K. Dittmer
Chief Executive Officer
Principal Executive Officer